Exhibit 99.2

Prepared remarks of Joseph H. Netherland, Chief Executive Officer of FMC Technologies, Inc., for August 26, 2003 conference call regarding acquisition of controlling interest in CDS Engineering and associated assets

Introduction (Maryann Seaman, Director of Investor Relations, FMC Technologies, Inc):

Good morning and welcome to FMC Technologies’ special Analysts’ Conference Call.

We issued a press release yesterday regarding our acquisition of CDS Engineering. You should have a copy of it on the wire service. If you do not have a copy, please call us at 312-861-6056, or go to our website at www.fmctechnologies.com.

As in our past calls, any references to FMC Technologies’ 2002 earnings per share are to earnings before the cumulative effect of a change in accounting principle.

Our references to projected 2003 EBITDA of CDS Engineering and associated assets are non-GAAP measures. You can find a reconciliation of non-GAAP measures to projected net income on a GAAP basis in our press release issued yesterday, which may be found on our website.

I would like to caution you that, with respect to any forward-looking statements made during this call, actual results can obviously vary materially from those discussed as a result of risks outlined in FMC Technologies’ 2002 Form 10-K and our other SEC filings.

Now I would like to turn the call over to Joe Netherland, FMC Technologies’ CEO. — Joe

Mr. Netherland’s remarks:

Good morning and thank you for joining our conference call today.

On the call with me are Bill Schumann, our CFO, and Peter Kinnear of our Energy Production Systems business.

We have acquired a 55 percent interest in CDS Engineering for approximately $48 million. Founded in 1995 and headquartered in the Netherlands, CDS Engineering is a rapidly growing leader in gas and liquids separation technology for both onshore and offshore applications and floating production systems.

The acquisition of CDS Engineering gives FMC Technologies broader access to two existing and growing offshore market segments: Separation systems for newbuild floating production systems and fixed platforms, where weight and space constraints are economically solved with CDS’ technology, and retrofit upgrade of the separation systems on existing platforms and floating production systems where capacity constraints exist and modifications are needed to increase throughput capability.

CDS has employed its proven and patented industry leading cyclonic flow separation technology on surface applications. In addition to this, we believe there is significant growth potential for this technology as it is expanded into subsea processing applications as part of FMC’s on-going subsea processing initiative.

Revenues for CDS Engineering have grown at an annual rate of 31 percent over the last three years, and are estimated at $27 million for 2003. We estimate the total market potential for existing markets is about $240 million. The retrofit segment of the market currently accounts for the larger share of the total market. The subsea separation market, as it develops, is in addition to this $240 million market.

FMC Technologies’ purchase price, including an assumption of debt, is about 9.0 times CDS’ projected 2003 EBITDA after adjusting for a charge related to employee compensation agreements incurred by CDS before the acquisition. We will fund the acquisition with debt.

While the acquisition is expected to be marginally accretive for FMC Technologies in the remainder of 2003, we are not increasing guidance as a result of this announcement.

As you know, in the second quarter, we increased the upper range of our guidance for full year 2003 earnings per share from $1.05 to $1.10 to $1.05 to $1.15.

As we discussed in the second quarter conference call, we continue to have concerns about the progress of the Sonatrach project. The project is progressing more slowly than originally forecast, and is at lower margin levels, due in part to uncertainty regarding buoy location decisions that have been delayed.

Additionally, while rig count has rebounded nicely this year, order flow in our businesses that normally follow rig count has lagged the rig count rebound. For instance, orders from the flowline WECO®/Chiksan® business were down in July from June levels.

Having said that, we had a good first half with earnings per diluted share up 41 percent from 2002. We are therefore maintaining our earnings per share guidance at $1.05—$1.15 for 2003—or up 10 to 20 percent for the entire year.

CDS Engineering’s separation technology opens a new market for FMC Technologies in gas and liquid separation and will complement Energy Production’s research and development efforts in subsea processing.

The combination of our subsea, surface platform and floating production businesses with the separation technology of CDS Engineering will provide customers with comprehensive, integrated processing solutions.

Given our success with the Kongsberg acquisition completed in 1993, we believe we can successfully integrate CDS’ proven technology while expanding it through our worldwide sales organization and, over time, move into new markets such as subsea processing.

Under the terms of the acquisition agreement, FMC Technologies will purchase, in 2009, the remaining 45 percent of what we believe will be a much larger CDS Engineering for slightly less than 6.5 times the average of 2007 and 2008 EBITDA.

In summary, we believe the acquisition of CDS Engineering fits our Energy Systems growth initiatives by giving FMC Technologies broader access to the onshore and offshore markets for separation systems and the emerging market for subsea processing, while using Energy Systems infrastructure, geographical and market presence to grow CDS Engineering’s sales.

We will now open up our call for questions.